Exhibit 99.2

FLEETWOOD TO WEBCAST ITS INVESTOR DAY ON OCTOBER 29, 2004

Riverside, Calif., October 28, 2004 — Fleetwood Enterprises, Inc. (NYSE:FLE), one of the nation’s leading manufacturers of recreational vehicles and a leading producer and retailer of manufactured housing, today announced that it will hold a webcast of the presentation portion of its Investor Day on Friday, October 29, beginning at 8 a.m. Pacific time. The webcast will enable investors to hear management discuss the Company’s operating environment and outlook and to view the accompanying slide show online. The presentations can be accessed at Fleetwood’s website at www.fleetwood.com or at www.vcall.com. The webcast will be available for replay on the Company’s website for one year.

About Fleetwood

Fleetwood Enterprises, Inc. is one of the nation’s largest producers of recreational vehicles from motor homes to travel and folding trailers, and is a leader in the building, retailing and financing of manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle and manufactured housing plants, retail home centers, and supply subsidiary plants. For more information, visit the Company’s website at www.fleetwood.com.

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